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                                                                      EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Family Restaurants, Inc.

        We consent to incorporation by reference in the Registration Statement (No. 33-52795) on Form S-8 of Family Restaurants, Inc. of our report dated March 5, 1998, relating to the consolidated balance sheets of Family Restaurants, Inc. and its subsidiaries as of December 28, 1997 and December 29, 1996 and the related statements of operations, common stockholders' equity (deficit) and cash flows and related financial statement schedule for the years ended December 28, 1997, December 29, 1996 and December 31, 1995 which report appears in the December 28, 1997 annual report on Form 10-K of Family Restaurants, Inc.


KPMG PEAT MARWICK LLP


Orange County, California
March 30, 1998